Exhibit 99.1

Electromed, Inc. Announces Record Revenue in Fiscal 2024 Third Quarter

Growth initiatives drive record revenue

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended March 31, 2024 (“Q3 FY 2024”).

Q3 FY 2024 Financial Highlights

●	Net revenues increased 15% to a record $13.9 million in Q3 FY 2024, from $12.1 million in the third quarter of the prior fiscal year.

●	Gross margins were 75% of net revenues in the third quarters of both the current and prior fiscal years.

●	Operating income increased by 54% to $1,841,000 or 13% of revenue, compared with $1,196,000 or 10% of revenue in the third quarter of the prior fiscal year.

●	Net income was $1,493,000 for the quarter, or $0.17 per diluted share, compared to $1,075,000, or $0.12 per diluted share in the third quarter of the prior fiscal year.

●	Cash as of March 31, 2024, was $11.7 million, an increase of $4.3 million from the June 30, 2023, balance.

“I am excited to announce another record revenue quarter in the third quarter of fiscal year 2024,” said Jim Cunniff, President, and Chief Executive officer. “Our company continues to operate at a high level, further driving the adoption of our best-in-class product, backed by careful commercial expansion and excellent operational efficiency. Our strategy has again generated double-digit revenue growth, with significant operating leverage that is resulting in strong profitability. The team remains focused on serving patients and providers while simultaneously enhancing shareholder value through strong operating results. I look forward to continuing this momentum into our final quarter of fiscal year 2024.”

Q3 FY 2024 Results

All amounts below are for the three months ended March 31, 2024, and compare to the three months ended March 31, 2023 (“Q3 FY 2023”) unless otherwise noted.

Net revenues grew 14.9% to $13.9 million, from $12.1 million in Q3 FY 2023.

Revenue in our direct homecare business increased year-over-year by 12.0% to $12.3 million, from $11.0 million. The increase in revenue was due to an increase in sales representatives and efficiencies recognized within our reimbursement department as a result of recent investments made to streamline the claims process. Field sales force employees totaled 59 at quarter end, 51 of which were direct sales representatives. The annualized homecare revenue per weighted average direct sales representative in Q3 FY 2024 was $969,000, slightly higher than Electromed’s annual target range of $850,000 to $950,000.

Gross profit increased to $10,382,000, or 74.8% of net revenues from $9,056,000 or 75.0% of net revenues in the prior fiscal year. The increase in gross profit in Q3 FY2024 was primarily due to increased net revenues. The decrease in gross margin compared to Q3 FY 2023 was primarily due to costs associated with the wind down of our previous generator models.

Selling, general and administrative (“SG&A”) expenses were $8,374,000 representing an increase of $680,000, or 8.8%, compared to Q3 FY 2023. The increase in SG&A expense was primarily due to increased share-based compensation expense and payroll expense related to the higher average number of sales, sales support, marketing, and reimbursement personnel to process an increased volume of patient referrals.

Operating income for the quarter was $1,841,000, compared to $1,196,000 in Q3 FY 2023. The increase in operating income was driven primarily by increased net revenues.

Net income for the quarter was $1,493,000, or $0.17 per diluted share, compared to $1,075,000, or $0.12 per diluted share in Q3 FY 2023.

As of March 31, 2024, Electromed had $11.7 million in cash, $23.9 million in accounts receivable and no debt, achieving working capital of $35.0 million, and total shareholders’ equity of $42.6 million. The cash balance reflects an increase of $4.3 million for the nine months ended March 31, 2024, compared to a decrease in cash of $1.4 million in the nine months ended March 31, 2023. This increase in cash in the current year was driven by an increase in operating income and management of working capital.

Conference Call and Webcast Information

A conference call with members of Electromed management will be held at 5:00 p.m. Eastern Time on Tuesday, May 7, 2024.

Interested parties may participate in the call by dialing (877) 407-0789 (Domestic) or (201) 689-8562 (International).

The live conference call webcast will be accessible in the Investor Relations section of Electromed’s website and directly via the following link: https://viavid.webcasts.com/starthere.jsp?ei=1665471&tp_key=f09d972070

For those who cannot listen to the live broadcast, a replay will be available by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and referencing the replay pin number 13743606. Additionally, an online replay will be available for one year in the Investor Relations section of Electromed’s web site at: https://investors.smartvest.com/events-and-presentations/default.aspx

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. It is headquartered in New Prague, Minnesota, and was founded in 1992. Further information about Electromed can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipate,” “believe,” “estimate,” “continue,” “expect,” “intend,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the homecare distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Brad Nagel, Chief Financial Officer
(952) 758-9299
investorrelations@electromed.com

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2024	June 30, 2023
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	$11,712,000	$7,372,000
Accounts receivable (net of allowances for credit losses of $45,000)	23,907,000	24,130,000
Contract assets	642,000	487,000
Inventories	4,178,000	4,221,000
Prepaid expenses and other current assets	592,000	1,577,000
Income tax receivable	291,000	-
Total current assets	41,322,000	37,787,000
Property and equipment, net	5,283,000	5,672,000
Finite-life intangible assets, net	648,000	605,000
Other assets	106,000	161,000
Deferred income taxes	1,542,000	1,581,000
Total assets	$48,901,000	$45,806,000

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	792,000	1,372,000
Accrued compensation	2,987,000	3,018,000
Income tax payable	-	336,000
Warranty reserve	1,525,000	1,378,000
Other accrued liabilities	1,022,000	1,949,000
Total current liabilities	6,326,000	8,053,000
Other long-term liabilities	31,000	86,000
Total liabilities	6,357,000	8,139,000

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,655,727 and 8,555,238 shares issued and outstanding, as of March 31, 2024, and June 30, 2023, respectively	87,000	86,000
Additional paid-in capital	20,342,000	18,788,000
Retained earnings	22,115,000	18,793,000
Total shareholders’ equity	42,544,000	37,667,000
Total liabilities and shareholders’ equity	$48,901,000	$45,806,000

Electromed, Inc.

Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Net revenues	$13,871,000	$12,068,000	$39,884,000	$34,455,000
Cost of revenues	3,489,000	3,012,000	9,459,000	8,386,000
Gross profit	10,382,000	9,056,000	30,425,000	26,069,000

Operating expenses
Selling, general and administrative	8,374,000	7,694,000	25,699,000	22,937,000
Research and development	167,000	166,000	480,000	618,000
Total operating expenses	8,541,000	7,860,000	26,179,000	23,555,000
Operating income	1,841,000	1,196,000	4,246,000	2,514,000
Interest income, net	120,000	26,000	293,000	37,000
Net income before income taxes	1,961,000	1,222,000	4,539,000	2,551,000

Income tax expense	468,000	147,000	1,217,000	418,000

Net income	$1,493,000	$1,075,000	$3,322,000	$2,133,000

Income per share:
Basic	$0.17	$0.13	$0.39	$0.25

Diluted	$0.17	$0.12	$0.38	$0.25

Weighted-average common shares outstanding:
Basic	8,565,725	8,461,531	8,549,352	8,449,623
Diluted	8,892,821	8,710,106	8,822,938	8,694,407

Electromed, Inc.

Condensed Statements of Cash Flows

	Nine Months Ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income	$3,322,000	$2,133,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	594,000	370,000
Amortization of finite-life intangible assets	37,000	52,000
Share-based compensation expense	1,250,000	506,000
Deferred income taxes	39,000	32,000
Changes in operating assets and liabilities:
Accounts receivable	223,000	(1,293,000)
Contract assets	(155,000)	(284,000)
Inventories	78,000	(264,000)
Prepaid expenses and other current assets	1,234,000	105,000
Income tax payable, net	(627,000)	(270,000)
Accounts payable and accrued liabilities	(1,386,000)	(111,000)
Accrued compensation	(31,000)	(660,000)
Net cash provided by operating activities	4,578,000	316,000

Cash Flows From Investing Activities
Expenditures for property and equipment	(265,000)	(1,221,000)
Expenditures for finite-life intangible assets	(84,000)	(54,000)
Net cash used in investing activities	(349,000)	(1,275,000)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	111,000	40,000
Taxes paid on net share settlement of stock option exercises	-	(305,000)
Repurchase of common stock	-	(153,000)
Net cash provided by (used in) financing activities	111,000	(418,000)
Net increase (decrease) in cash	4,340,000	(1,377,000)

Cash And Cash Equivalents
Beginning of period	7,372,000	8,153,000
End of period	$11,712,000	$6,776,000